                      Filed pursuant to Rule 424 (b) (5):
                               File No. 33-65293

     Pricing Supplement No. 15 dated December 10, 1999 (to Prospectus Supplement dated May 19, 1997 and Prospectus dated May 19, 1997).


                                   XTRA, INC.


                           Series C MEdium-Term Notes


                         Due From 9 Months to 30 Years
                               From Date of Issue


                            Guaranteed as to Payment
                             of Principal, Premium,
                            if any, and Interest by


                                XTRA Corporation



Original Issue Date:  December 15, 1999

Principal Amount:  $10,000,000.00

Book Entry:  DTC CUSIP# 98413T DR 9

Certificated:  N/A

Interest Rate (if fixed rate):  7.760%

Stated Maturity:  December 2, 2004

Issue Price (as a percentage of principal amount):  N/A

Selling Agent's Commission (%):  .500%

Purchasing Agent's discount or commission (%):  N/A

Net Proceeds to the Company (%):  $9,950,000.00

Initial Redemption Date (if any):  N/A

Redemption Prices:  N/A

Interest Payment Dates:  January 15 and July 15, Commencing July 15, 2000

Regular Record Dates:  January 1 and July 1

Floating Rate Notes:

     Interest RATE Basis (if floating):

           __________Commercial Paper
           __________Prime Rate
           __________LIBOR
           __________TreasurY Rate
           __________CD Rate
           __________Federal Funds Rate
           __________Other


     Index Maturity:

     Spread:

     Spread Multiplier:

     Maximum Interest Rate:

     Minimum Interest Rate:

     Interest Reset Date:

     Initial Interest Rate:

     Interest Determination Date(s):

     Calculation Date(s):

     Calculation Agent:


USE OF PROCEEDS:


          The proceeds of the Note will be used to repay in part outstanding short-term commercial paper obligations, supported by a Revolving Credit and Term Loan Agreement with Bank of America, National Trust and Savings Association, as Agent. The maturity date of the revolving period under the Revolving Credit Agreement is June 30, 2001, with final maturity of the term period on June 30, 2006. The current interest rate on borrowings to be repaid is 5.63%. Borrowings being repaid will be used to finance capital expenditures and general working capital needs.


Clarification:


          The Second Supplemental Indenture referred to in the Prospectus Supplement dated as of May 19, 1997 among XTRA, Inc., XTRA Corporation, as Guarantor, and State Street Bank and Trust Company, as Trustee, is dated as of May 16, 1997.